EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES NOVEMBER CASH DISTRIBUTION

Dallas, Texas, November 17, 2003 – Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.143987 per unit, payable on December 12, 2003, to unitholders of record on November 28, 2003.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in September.

	Underlying Gas Sales
	Volumes (Mcf)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	2,543,000	84,800	$4.52

Prior Month Distribution	2,596,000	83,700	$4.30

Six wells are currently being drilled on the underlying properties.  Budgeted development costs of $1,700,000 were deducted for this distribution, as explained below. Production expense for the month was $1,520,000 and overhead was $633,000.

Development Costs

Because of increased development activity, XTO Energy has advised the trustee that it has increased the monthly development cost deduction from $750,000 to $1,700,000 beginning with the November 2003 distribution. This increased monthly deduction is expected to be maintained through the March 2005 distribution, and is based on estimated development expenditures for the remainder of 2003 and the remaining budget for calendar 2004. This deduction will be evaluated and revised as necessary.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis	Louis G. Baldwin
	Assistant Vice President	Executive Vice President &
	Bank of America, N.A.	Chief Financial Officer
	(Toll Free)	XTO Energy, Inc.
	877/228-5083	817/870-2800